Exhibit 99.2

Aptevo Therapeutics Announces Closing of Existing Warrants Exercise and PIPE for $4.5 Million Gross Proceeds

SEATTLE, WASHINGTON / ACCESSWIRE / August 13, 2026 / Aptevo Therapeutics Inc. (NASDAQ:APVO) (“Aptevo” or the “Company”), a clinical-stage biotechnology company developing novel multispecific immuno-oncology therapeutics, today closed its previously announced warrant inducement transaction with certain holders of its existing common warrants (the “Existing Warrants”), pursuant to which such holders have exercised in full for cash their Existing Warrants to purchase up to an aggregate of 254,922 shares of common stock of the Company (“common stock”) at a reduced exercise price of $4.03 per share. In consideration for such cash exercises, the Company has issued new unregistered common stock purchase warrants (the “Inducement Warrants”) to purchase up to an aggregate of 1,274,610 shares of common stock at an exercise price of $4.03 per share. The Inducement Warrants will be exercisable on or after the date on which the Company obtains the required stockholder approval and will expire on the five-year anniversary of the date of such stockholder approval. The shares of common stock issuable upon exercise of the Existing Warrants are registered pursuant to effective registration statements on Form S-1 (File No. 333-288061), Form S-1MEF (File No. 333-288134), Form S-3 (File No. 333-284969) and Form S-3 (File No. 333-283983).

Separately, pursuant to a securities purchase agreement, the Company has sold to certain purchasers in a private placement (the “PIPE”) up to 861,708 unregistered shares of common stock (the “Shares”) at a purchase price of $4.03 per share (or, at a purchaser’s election to comply with a 4.99% or 9.99% beneficial ownership limitation, pre-funded common stock purchase warrants (the “Pre-Funded Warrants”) to purchase up to 861,708 shares in lieu of such shares), together with common stock purchase warrants (the “Common Warrants”) to purchase up to 4,308,540 shares of common stock at an exercise price of $4.03 per share. The Pre-Funded Warrants are exercisable immediately and will expire upon exercise in full, and the Common Warrants will be exercisable on or after the date on which the Company obtains the required stockholder approval and will expire on the five-year anniversary of the date of such stockholder approval (together, the “PIPE Warrants”).

The aggregate gross proceeds from the transactions described herein totaled approximately $4.5 million, before deducting placement agent fees and expenses.

Roth Capital Partners acted as the Company's exclusive placement agent in connection with these transactions.

The Company intends to use the net proceeds from the transactions for working capital purposes.

The Inducement Warrants, the Shares, the Pre-Funded Warrants and the Common Warrants described above were offered in private placement transactions pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “1933 Act”), and Rule 506 promulgated thereunder, as applicable, and, along with the shares of common stock issuable upon exercise of the Inducement Warrants, the Pre-Funded Warrants and the Common Warrants, have not been registered under the 1933 Act and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (“SEC”) or an applicable exemption from such registration requirements. The Company has agreed to file a registration statement with the SEC covering the resale of the Shares and the shares of common stock issuable upon exercise of the Inducement Warrants, the Pre-Funded Warrants and the Common Warrants.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or exemption under the securities laws of any such state or jurisdiction.

About Aptevo Therapeutics

Aptevo Therapeutics Inc. (NASDAQ:APVO) is a clinical-stage biotechnology company developing novel multispecific immunotherapies for the treatment of cancer. The Company's lead clinical candidate, mipletamig, is currently being evaluated in frontline acute myeloid leukemia in combination with standard-of-care venetoclax + azacitidine. Aptevo's pipeline is generated from its proprietary ADAPTIR™ and ADAPTIR-FLEX™ platforms and includes bispecific and trispecific candidates designed to create multiple oncology value drivers across hematologic malignancies and solid tumors. In preclinical development, Aptevo is advancing APVO451, a nectin-4-targeted trispecific immunotherapy candidate for solid tumors and is pursuing strategic opportunities in radiopharmaceutical therapeutics to extend its tumor-targeting expertise into additional cancer treatment approaches. For more information, visit www.aptevotherapeutics.com.

Cautionary Note Regarding Forward-Looking Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including, without limitation, statements regarding the use of net proceeds from the transactions, and any other statements containing the words “may,” “continue to,” “believes,” “knows,” “expects,” “optimism,” “potential,” “designed,” “promising,” "plans,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on Aptevo’s current intentions, beliefs, and expectations regarding future events. Aptevo cannot guarantee that any forward-looking statement will be accurate. Investors should realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could differ materially from Aptevo's expectations. Investors are, therefore, cautioned not to place undue reliance on any forward-looking statement.

There are several important factors that could cause Aptevo's actual results to differ materially from those indicated by such forward-looking statements, including a deterioration in Aptevo's business or prospects; the inability to obtain, maintain or enforce intellectual property protection; further assessment of preliminary or interim data or different results from later studies; adverse events and unanticipated problems; adverse developments in clinical or preclinical development, including unexpected safety issues; constraints in radioisotope availability, manufacturing or supply; and changes in regulatory, social, macroeconomic and political conditions. Additional risks and factors that may affect results are set forth in Aptevo's filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2025, its subsequent report on Form 10-Q and current reports on Form 8-K. Any forward-looking statement speaks only as of the date of this press release, and, except as required by law, Aptevo does not assume any obligation to update any forward-looking statement to reflect new information, events or circumstances.

Contact Information

Miriam Weber Miller

VP, Investor Relations & Corporate Communications

Aptevo Therapeutics

Email: IR@apvo.com or Millerm@apvo.com

Phone: 206-859-6628